[Letterhead of CBL & Associates Properties, Inc.]
                          [2030 Hamilton Place Blvd.,]
                          [Chattanooga, TN 37421-6000]




Contact: John Foy
                  Vice Chairman and CFO
                  (423) 855-0001


                CBL & ASSOCIATES PROPERTIES TO ACQUIRE FOUR MALLS
                    FROM FAISON ENTERPRISES FOR $340 MILLION

CHATTANOOGA, Tenn. (July 25, 2003) - CBL & Associates Properties, Inc. (NYSE:CBL) today announced that it has entered into separate agreements to acquire four regional malls from partnerships managed by Faison Enterprises for a total consideration of $340 million, including cash and the assumption of $170 million of non-recourse fixed-rate debt with an average interest rate of 7.71%. The acquisition of these four regional malls is expected to generate an initial yield of 8.56% based upon current income. The Company expects the transaction to close in at least two separate transactions beginning in the third quarter of 2003.

         CBL will acquire the following regional malls: Cross Creek Mall in Fayetteville, North Carolina, a 1,054,034-square-foot property, currently 94.7% occupied and anchored by Belk, Hecht's, JCPenney and Sears; River Ridge Mall in Lynchburg, Virginia, a 784,775-square-foot mall, currently 90.3% occupied and anchored by Belk, Hecht's, JCPenney, Sears and Value City; Southpark Mall in Colonial Heights, Virginia, a 626,806-square-foot mall, currently 96.0% occupied and anchored by Dillard's, Hecht's, JCPenney and Sears; and Valley View Mall, located in Roanoke, Virginia, a 787,255-square-foot mall, currently 82.1% occupied and anchored by Belk, Hecht's, JCPenney and Sears.

         Commenting on the expected acquisition, Charles B. Lebovitz, chairman and chief executive officer of CBL, said, "This acquisition is a perfect fit for us. Faison developed these four properties and has done an excellent job in managing them and keeping the malls up to date. These properties share many similarities to our other 55 regional malls, such as dominant franchises in middle markets, future expansion and leasing opportunities, strong anchor lineups and mall sales averaging $319 per square foot. With CBL malls and shopping centers in close proximity to these properties, we will be able to leverage our familiarity with the markets as well as create greater efficiencies and growth opportunities."

         CBL & Associates Properties, Inc. has 55 enclosed regional malls in its portfolio of 161 properties in 25 states totaling 59.4 million square feet including 2.0 million square feet of non-owned shopping centers managed for third parties. The Company has four projects under construction totaling approximately 1.6 million square feet, including one mall - Coastal Grand - Myrtle Beach, SC, one associated center and two community centers plus six mall renovations. Also, the Company recently announced plans to develop Imperial Valley Mall in El Centro, CA. In addition to its office in Chattanooga, TN, the Company has a regional office in Boston (Waltham), MA. The Company can be found on the Internet at www.cblproperties.com.

         Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.


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